Independent Auditors' Consent



The Board of Directors
Cooperative Bankshares, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-92219, 333-22335, and 333-101442) on Forms S-8 of Cooperative
Bankshares, Inc. of our report dated January 23, 2004, with respect to the consolidated statements of financial condition of Cooperative Bankshares, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Cooperative Bankshares, Inc.



/s/ Dixon Hughes PLLC
Sanford, North Carolina
March 25, 2004